Exhibit 10.43

The MENTOR Network

Human Services and Corporate Management

Incentive Compensation Plan

Fifth Amendment and Restatement

dated December 16, 2014

Effective October 1, 2014

Table of Contents

Purpose of Plan	2
Eligibility	2
Definitions	2
Minimum Threshold Requirement	4
Weighting of Performance Criteria	4
Calculation of Incentive Payouts	4
Calculating the Potential Payout	5
Applying Quality of Services or Work Rating to the Potential Payout	6
Applying the DSO Modifier	6
Discretionary Incentive Compensation	7
Distribution of 3% Discretionary Pool	7
Discretionary Divestitures	7
In the Event that Calculated Payouts Exceed Funds Available to Pay Incentive Compensation	7
Administration	8
Plan Changes	8
Management of Financial Goals	8
Incentive Compensation Payouts	8
Approval of New Plan Entrants	8
Participant Termination Provisions	9
Terminations Without Cause and Voluntary Terminations	9
Involuntary Terminations for Cause	9
Retirement and Death	9
Special Provisions Relating to Position and Status Changes	9
Promotions and Job Transfers	9
Interruptions in Work	10
Company Clawback	10
Plan Year and Effective Date	10
Plan Amendments	10
Exhibit A: Eligibility, Target IC Opportunity, and Weighting for Management Positions
Exhibit C: Individuals Responsible for DSO and Level at Which DSO Measured
Annex 1: Performance Scales
Annex 2: DSO Modifier
Annex 3: Sample Incentive Compensation Calculation
Exhibit D: Adjusted EBITDA/CTO for Certain Employees

Purpose of Plan

The purpose of The MENTOR Network Human Services and Corporate Management Incentive Compensation Plan (the “Plan”) is to provide executives, management and other employees in designated key positions with the opportunity to receive an annual cash incentive award for achieving performance goals that align with the business goals of The MENTOR Network (“The Network”).

Eligibility

Eligibility for participation in the Plan is limited to employees in the Human Services operating groups and certain other management positions, specifically: (i) Executive Officers (as such term is defined under the Securities Exchange Act of 1934, as amended) and other employees whose positions are listed on Exhibit B and (ii) employees whose positions are listed on Exhibit A. However, the President and Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the Chief Human Resources Officer (“CHRO”), acting together, may amend Exhibit A and Exhibit B with respect to positions which are not Executive Officers. Employees are not eligible to participate in the Plan if they are eligible for participation under any other cash incentive plan of The Network, with the exception of discretionary bonuses available to participants in the Mergers and Acquisitions Bonus Plan and additional plans as may be specifically approved by the CEO, CFO and CHRO from time to time.

Definitions

3% Discretionary Pool. The “3% Discretionary Pool” is a discretionary pool budgeted each fiscal year as three percent of the total budgeted incentive compensation. The actual pool amount is equal to three percent of the sum of the Potential Payouts for all of the participants in the Plan. The discretionary pool may be used to increase incentive compensation payouts for participants whose calculated Potential Payout adjusted for quality of services/work rating may not adequately reflect their performance; for example, to a high performer within a state or other organizational unit that does not perform well. Awards from the 3% Discretionary Pool are made at the sole discretion of the CEO, other than awards to Executive Officers, which must also be approved by the Compensation Committee.

Adjusted EBITDA. Earnings before interest, taxes, depreciation and amortization, with adjustments, as reported to The Network’s equity sponsor.

Adjusted EBITDA/CTO. Adjusted EBITDA, CTO or both, as applicable to a particular participant. For employees listed on Exhibit D, including the Executive Officers, Adjusted EBITDA/CTO for The Network excludes new start investments under immunity but includes EBITDA for any acquisitions. For all other employees, Adjusted EBITDA/CTO excludes new start investments under immunity and acquisitions other than tuck-ins (as determined by the CEO).

Adjusted EBITDA/CTO Performance Level. Actual Adjusted EBITDA/CTO divided by planned (or budgeted) Adjusted EBITDA/CTO as applicable to a given participant, expressed as a percentage.

CTO. “CTO” means contribution to overhead for a given organizational unit within The Network.

DSO. “DSO” means days sales outstanding. It is a measure of the average number of days that it takes to collect revenue after a sale has been made.

DSO Modifier. “DSO Modifier” means the percentage amount by which a Potential Payout will be increased or decreased based on the actual DSO achieved as of the last day of the fiscal year compared to the target DSO set by the CEO, in consultation with the CFO and the applicable Operating Group President and Functional Head.

IC Payout Level. The percentage incentive compensation payout that is associated with actual Adjusted EBITDA/CTO and Revenue performance achieved against plan, as shown on the applicable Performance Scale in Annex 1. A given Performance Level corresponds to an IC Payout Level, ranging from 50.0% to 150.0%, which is factored into the Potential Payout calculation. For Network Adjusted EBITDA/CTO and Revenue, the Performance Level scale ranges from 92.5% to 107.5%. For Human Services organizational unit Adjusted EBITDA/CTO and Revenue, the Performance Level scale ranges from 92.5% to 104.0%. In cases where actual Adjusted EBITDA/CTO and/or Revenue performance falls between two performance points in the Performance Scale table, the IC Payout Level used for the Potential Payout calculation will fall proportionately between the two IC Payout Level percentages in the table.

Potential Payout. A participant’s “Potential Payout” is the amount of incentive compensation potentially payable to a participant based on Network and/or organizational unit performance, before reduction based on quality of services and/or quality of work, as determined by the participant’s supervisor, and before application of the DSO Modifier (if applicable).

Reallocation Pool. Unallocated (or forfeited) incentive compensation as a result of unsatisfactory quality of services/work, which forms a pool of residual dollars for potential reallocation by the applicable Operating Group President or Functional Head.

Revenue. As measured in The Network’s financial statements, excluding new start investments under immunity and acquisitions other than tuck-ins (as determined by the CEO).

Revenue Performance Level. Actual Revenue achieved for the fiscal year divided by planned (or budgeted) Revenue for that year, expressed as a percentage.

Target IC Opportunity. The amount a given participant may earn under the Plan if the applicable planned (or budgeted) financial targets are achieved and the participant receives a satisfactory rating for quality of services/work. This amount is calculated by multiplying the participant’s annual salary by the applicable Target IC% shown in Exhibit A or Exhibit B. A participant’s “Target IC Opportunity” is based on the participant’s level of responsibility for and impact on The Network’s business goals. Refer to Exhibit A for management and other key positions, and to Exhibit B for Executive Officers and others.

Minimum Threshold Requirement

The minimum actual performance level required for a participant to receive incentive compensation is 92.5 percent of the planned Adjusted EBITDA/CTO target goal for The Network or an organizational unit, whichever is applicable to the participant. If the minimum threshold requirement is not met, the participant will not receive any incentive compensation unless the participant is awarded discretionary incentive compensation.

In the case of participants whose incentive compensation is based on both The Network’s and an organizational unit’s performance, the minimum threshold requirement applies separately to each. That is, if The Network does not achieve the minimum threshold, then the participant will not receive the portion of the incentive compensation based on The Network’s performance. Similarly, if the organizational unit does not achieve the minimum threshold, then the participant will not receive the portion of incentive compensation based on the organizational unit’s performance.

Weighting of Performance Criteria

For purposes of calculating a participant’s incentive compensation, weighting between The Network’s and organizational unit’s Adjusted EBITDA/CTO and Revenue performance is determined according to a participant’s position, as set out on Exhibits A and B.

For purposes of calculating a participant’s incentive compensation, the weighting between Revenue and Adjusted EBITDA and/or CTO is determined each year by the Compensation Committee.

Calculation of Incentive Payouts

Plan participants are eligible to receive incentive compensation based on The Network’s and/or their organizational unit’s EBITDA/CTO and revenue performance and their quality of services/work and for certain participants, DSO performance. The principle steps for calculating a participant’s incentive compensation payout are as follows:

1.	Calculate the participant’s Potential Payout.

2.	Determine the participant’s rating for quality of services/work, then calculate the portion of the Potential Payout that will be paid to the participant based on the results. If participant achieves a satisfactory rating (100 percent) for quality of services/work (including workforce management and employee engagement), then the participant’s payout will equal the Potential Payout calculated in Step 1. However, if the participant’s rating is less than satisfactory (that is, less than 100 percent), the Potential Payout calculated in Step 1will be reduced proportionately by the amount of the participant’s rating.

3.	If the participant’s position is listed on Exhibit C, then such participant’s Potential Payout may be adjusted further based on the DSO performance level achieved by the applicable organizational unit for the fiscal year then ended.

4.	If applicable, add discretionary incentive compensation to the amount calculated in Step 1 and Step 3 (if applicable) above. Discretionary incentive compensation may be added from the Reallocation Pool and/or the 3% Discretionary Pool.

Calculating the Potential Payout

To calculate a participant’s Potential Payout described in Step 1 above, the following steps apply:

1.	Determine if the Adjusted EBITDA/CTO Performance Level meets the minimum threshold requirement (i.e., 92.5 percent of planned performance).

If the Adjusted EBITDA/CTO Performance Level does not meet the minimum threshold requirement, then the participant’s Potential Payout is zero. If the minimum threshold requirement is met, then proceed to the next step.

2.	Determine the IC Payout Level associated with the EBITDA/CTO Performance Level determined in Step 1 using the Performance Scale set out on Annex 1.

3.	Calculate the portion of the participant’s Potential Payout attributable to Adjusted EBITDA/CTO performance by multiplying the participant’s Target Incentive Compensation by the applicable weighting, as determined by the Compensation Committee for that fiscal year, and then by the IC Payout Level determined in Step 2.

4.	Determine the Revenue Performance Level for The Network and/or the organizational unit, whichever is applicable to the participant, and then determine the IC Payout Level associated with the Revenue Performance Level using the Performance Scale set out on Annex 1.

5.	Calculate the portion of the participant’s Potential Payout attributable to Revenue performance by multiplying the participant’s Target Incentive Compensation by the applicable weighting, as determined by the Compensation Committee for that fiscal year, and then by the IC Payout Level determined in Step 4.

6.	Sum the amounts calculated in Steps 3 and 5 to obtain the Potential Payout.

Applying Quality of Services or Work Rating to the Potential Payout

7. When quality of services or work score is satisfactory or better (a score of 100 percent), the Potential Payout is unaffected. When quality is assessed as less than satisfactory (a score of less than 100 percent), the Potential Payout is modified. Human Services positions that are set forth on Exhibit A are rated based on quality of services of the participant’s applicable organizational unit, including factors such as licensure issues and restrictions, workforce management and employee engagement. Other positions (as set forth on Exhibits A and B) are rated based on an individual participant’s quality of work, including factors such as quality of management, employee engagement, achievement of assigned goals, completion of assigned projects, and contributions to the achievement of departmental or company goals. A participant’s ratings must be certified by the participant’s supervisor and: (i) the Operating Group President for a Vice President of Operations; (ii) the Vice President of Operations, for all other Operations positions; (iii) the functional head, or chief, of a corporate function (the “Functional Head”), for corporate positions. The CEO will certify quality ratings for the Executive Officers (other than the Executive Chair), respectively, and the Compensation Committee will approve and certify the quality rating for the Executive Chair and CEO.

8. The participant’s supervisor will assign a percentage score ranging from 0 percent to 100 percent, where 100 percent represents a satisfactory quality rating (and a deduction of 0) and 0 percent represents the lowest possible quality rating (and a deduction of 100 percent).

9. If the participant’s rating is satisfactory (100 percent), then the percentage score is multiplied by the Potential Payout, resulting in no decrease in a participant’s potential payout. If a participant’s rating is less than satisfactory (or less than 100 percent), then the following calculation must occur:

Step A	Subtract 100% from the participant’s rating percentage (“Step A Amount”)
Step B	Multiply the Potential Payout by the Step A Amount (the “Step B Amount”)
Step D	Subtract the Potential Payout from the Step B Amount

10. If the participant’s rating is less than satisfactory, the Quality Modifier (as determined above) will yield a calculation of an individual’s incentive compensation ranging from 0 percent to 100 percent of the Potential Payout as initially calculated.

Applying the DSO Modifier

To calculate the amount of a participant’s awarded payout if such participant is subject to the DSO Modifier described in “Calculation of Incentive Payouts” above, the following steps apply:

11. Review Exhibit C and determine if the participant holds a position for which DSO performance will be taken into account and the organizational level at which DSO performance will be evaluated. If the participant is not subject to the DSO Modifier, then the participant’s payout will be equal to the Potential Payout adjusted for quality of service or work as calculated in Steps 1 through 10 above. If the participant is subject to the DSO Modifier, then proceed to the next step.

12. Determine the DSO Modifier associated with the DSO performance level achieved by the organizational unit using the performance scale set out on Annex 2.

13. Multiply the DSO Modifier by the Potential Payout adjusted for quality of services or work calculated in Steps 1 through 10 above. In no event shall a participant’s Potential Payout be decreased or increased by more than 10% of the amount of the Potential Payout as a result of the application of the DSO Modifier.

For an example of an incentive compensation payout calculation, refer to Annex 3.

Discretionary Incentive Compensation

In cases where a participant’s performance may not be adequately rewarded by the calculations above, additional compensation may be awarded from the 3% Discretionary Pool, as detailed below, and/or the Reallocation Pool (established when quality of services/work ratings are less than satisfactory). Awards from the Reallocation Pool will be made in the discretion of the applicable Operating Group President or Functional Head, except for additions to payouts for Executive Officers, whose additions must be recommended by the CEO and approved by the Compensation Committee.

Distribution of 3% Discretionary Pool

Based on actual Network Adjusted EBITDA and Revenue performance, the planned (or budgeted) 3% Discretionary Pool will be adjusted so that it is three percent of the total potential pool. The 3% Discretionary Pool shall be available for increases to incentive compensation payouts to any participant, which payouts shall be approved by the CEO, except for additions to payouts for Executive Officers, whose additions must be recommended by the CEO and approved by the Compensation Committee.

Discretionary Divestitures

If a participant engages in or bears responsibility for exceptionally poor conduct or poor performance during the fiscal year, he or she may not be entitled to receive any incentive compensation. The decision to divest a participant by assigning a quality rating of zero will be made by: (i) the President and the Operating Group President, for Operations positions; (ii) the CEO and Functional Head, for corporate positions; or (iii) the Compensation Committee, for Executive Officers.

In the Event that Calculated Payouts Exceed

Funds Available to Pay Incentive Compensation

In the event that the total calculated incentive payouts, after taking into account any discretionary redistributions of unallocated incentive compensation, exceed the funds that are available to pay incentive compensation, all payouts will be reduced proportionately based on the funds available.

Administration

Plan Changes

The Compensation Committee must approve the Plan and any changes to the Plan, except that the President, CFO and CHRO, acting together, may amend Exhibit A and/or Exhibit B to the extent such amendments do not relate to Executive Officers.

Management of Financial Goals

For each fiscal year, the Compensation Committee must approve:

•	The Adjusted EBITDA and Revenue performance goals that will be used for measuring Hastings Operating Group, Redwood Operating Group and Network performance;

•	The weighting between Adjusted EBITDA and Revenue that will be used to calculate performance under the Plan; and

•	The actual performance results for Hastings Operating Group, Redwood Operating Group and the Network that will be used as the basis for calculating incentive compensation payouts.

The CEO, President and CFO must approve actual performance results for organizational units as compared to the budgeted (i.e., planned) goals approved by management.

Incentive Compensation Payouts

Each fiscal year, the Compensation Committee must approve all incentive compensation payouts for Executive Officers. The CEO must approve all other incentive compensation payouts. If either the CEO is not available to sign approval of the payments, then the CFO or the CHRO may co-sign approval.

Approval of New Plan Entrants

The Compensation Committee must approve any new Executive Officer entering the plan and the applicable performance weightings and incentive compensation payout opportunities.

Approval of new entrants other than Executive Officers is based on whether an employee’s position has been approved for plan participation (as set forth on Exhibit A or Exhibit B). New participants (other than Executive Officers and other than those set forth on Exhibit A or Exhibit B) must be approved for entry into the Plan by the President, CFO and CHRO.

Participant Termination Provisions

Terminations Without Cause and Voluntary Terminations

Plan participants whose employment is terminated without cause or who terminate employment voluntarily before the actual payment date of incentive compensation, other than by retirement, will not be eligible for any incentive payout under the Plan, with the exception of specific situations that are approved by the CEO or, in the case of payouts for Executive Officers, (i) approved by the Compensation Committee or (ii) provided for in the Executive Officer’s employment agreement.

Involuntary Terminations for Cause

Plan participants whose employment is involuntarily terminated for cause will not be eligible for incentive payouts under the Plan under any circumstances. “Cause” shall mean any of the following: (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or any subsidiary, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or any subsidiary, or any third party, or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or any subsidiary; (ii) any act or acts of disloyalty, misconduct, or moral turpitude injurious to the interest, property, operations, or business reputation of the Company or any subsidiary; (iii) material violation of any agreement with the Company or any serious violation of the Company’s policies, including its Code of Conduct; or (iv) failure or inability (other than by reason of disability) to carry out effectively a participant’s duties and obligations to the Company and its subsidiaries or to participate effectively and actively in the management of the Company and its subsidiaries, as determined in the reasonable judgment of the CEO or, with respect to the Executive Chairman and/or CEO, the Compensation Committee.

Retirement and Death

Plan participants whose employment terminates because of retirement or death are eligible to receive an incentive compensation payout. The payout will be calculated based upon actual Network and/or organizational unit performance for the full fiscal year and the quality rating for the portion of the year that the individual was employed, and the resulting amount prorated for the portion of the year that was worked. Any incentive compensation payout that is earned will be paid at the normal payout date for all Plan participants.

Special Provisions Relating to Position and Status Changes

Promotions and Job Transfers

Plan goals and payout weightings may be reestablished for an individual participant upon transfer or promotion to a new position. Unless otherwise determined by the CEO, incentive payouts will be calculated based upon the participant’s position and base salary as of the last day of the fiscal year.

Interruptions in Work

A long-term illness or disability will not affect the eligibility of an employee to participate in the Plan. Actual performance achieved will be evaluated and the corresponding incentive payout will be prorated based upon the amount of time worked during the performance period.

“Disability” shall mean the inability, due to illness, accident, injury, physical or mental incapacity, or other disability, of any participant to carry out effectively his or her duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 90 days (whether or not consecutive) during any 180-day period, as determined in the reasonable judgment of the CEO, or in the case of an Executive Officer, the Compensation Committee.

Special assignments generally will not affect either the target goals or incentive payout, except as may be reflected in a participant’s performance review rating. However, if the special assignment is of a significant nature or duration, Plan goals may be reestablished and incentive payouts prorated based on the time spent in each position during the performance period.

Company Clawback

All incentive compensation payouts granted under this Plan will be subject to deduction, forfeiture, recoupment or similar requirement in accordance with any clawback policy that may be implemented by the Company from time to time, including such policies that may be implemented after the date the incentive compensation is awarded, pursuant to the NYSE listing standards or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or other agreement or arrangement with a Participant.

Plan Year and Effective Date

The Plan year is the fiscal year, which starts on October 1st and ends on September 30th. The effective date of this amended and restated plan is October 1, 2013.

Plan Amendments

The MENTOR Network reserves the right to amend this Plan at any time, including termination of the Plan, without prior notice to participants.

Exhibit A: Eligibility, Target IC Opportunity, and Weighting for Management Positions
Positions Target IC Opportunity Network Weighting Organizational Unit Weighting
Operations and Field Management Positions
Vice President, Operations 30% 25% 75%
Vice President, CFO 30% 25% 75%
Vice President, Field HR 30% 25% 75%
Senior Executive Director 25% 25% 75%
Executive Director 20% 0% 100%
State Director 20% 0% 100%
Regional Director 15% 0% 100%
Operations Director 15% 0% 100%
Area Director 10% 0% 100%
Program Manager II 10% 0% 100%
Senior Business Director 20% 25% 75%
Business Director 15% 25% 75%
Business Manager 10% 0% 100%
State Accounting Manager 10% 0% 100%
Operating Group Director, QA 15% 25% 75%
Director (Regional level HR & QA) 10% 25% 75%
Corporate (All positions at levels indicated below)
Vice President 30% 100% 0%
Senior Director 20% 100% 0%
Director 15% 100% 0%
Manager 10% 100% 0%
Manager (Designated Field) 10% 100% 0%

Exhibit B: Target IC Opportunity and Weighting for Executive Officer Positions
Position Target IC Payout Opportunity Network Operating Group
Executive Chairman 100% 100% 0%
CEO 100% 100% 0%
President & CEO 100% 100% 0%
President & COO 75% 100% 0%
Operating Group Presidents 50% 25% 75%
All Other Executive Officers 50% 100% 0%

Exhibit C: Individuals Responsible for DSO and Level at Which DSO Measured
Position Level at Which DSO Measured
The MENTOR Network Human Services and Corporate Management Incentive Compensation Plan
Executive Chairman of the Board Network
CEO Network
President & CEO Network
President & COO Network
CFO Network
CIO Network
VP, Corporate Finance Network
Sr. Director, Finance Shared Services Network
Manager, Accounts Receivable (Finance Shared Services) Based on book of business
President, Hastings Operating Group Hastings Operating Group
VP, CFO, Hastings Operating Group Hastings Operating Group
President, Redwood Operating Group Redwood Operating Group
VP, CFO, Redwood Operating Group Redwood Operating Group
VP, AR/Billing Services Network
VPO Region
Sr. Executive Director State
Executive Director State
State Director State
Sr. Operations Director State
Operations Director (if heading up a State) State
Sr. Business Director Region
Business Director Region
Sr. Business Manager State(s)
Business Manager State

Annex 1: Performance Scales
IC Payout Level Based on Performance
Network Performance Level (Revenue and EBITDA) IC Payout Level Human Services Performance Level (Org Unit Revenue and EBITDA/CTO) IC Payout Level
107.5% 150.0%
106.0% 140.0% 104.0% 150.0%
104.5% 130.0% 103.0% 137.5%
103.0% 120.0% 102.0% 125.0%
101.5% 110.0% 101.0% 112.5%
Target (Plan) 100.0% 100.0% 100.0% 100.0%
98.5% 90.0% 98.5% 90.0%
97.0% 80.0% 97.0% 80.0%
95.5% 70.0% 95.5% 70.0%
94.0% 60.0% 94.0% 60.0%
92.5% 50.0% 92.5% 50.0%

Annex 2: DSO Modifier
If the DSO performance level achieved is: Then the modifier equals:
107.5% or greater -10.0%
At least 105.0% but less than 107.5% -5.0%
At least 102.5% but less than 105.0% -2.5%
At least 97.5% but less than 102.5% 0.0%
At least 95.0% but less than 97.5% 2.5%
At least 92.5% but less than 95.0% 5.0%
Less than 92.5% 10.0%

Annex 3:
Sample Incentive Compensation Calculation

Sample Incentive Compensation Calculations
Example #1:
General Information Fiscal Year Results
Employee Brown, Jane CTO Performance Level 97.00%
Job Title State Director CTO Payout Level 80.00%
Annual Salary $50,000 Revenue Performance Level 101.00%
Target IC % 15% Revenue Payout Level 112.50%
Target IC $ $7,500 Combined Payout Level 96.25%
Network Weighting 0% DSO Actual 48 days
Org Unit Weighting 100% DSO Performance Level 102.1%
CTO Weighting 50% DSO Modifier 0.0%
Rating 90%
Revenue Weighting 50% IC Payout Calculation
DSO Target 47 days Potential Payout $7,219
Payout After Quality Modifier $6,497
DSO Modifier $0
Discretionary Awards $0
IC Payout $6,497
Example #2:
General Information Fiscal Year Results
Employee Smith, Robert Network Org Unit
Job Title Business Director CTO Performance Level 94.00% 97.00%
Annual Salary $50,000 CTO Payout Level 60.00% 80.00%
Target IC % 15% Revenue Performance Level 101.50% 101.00%
Target IC $ $7,500 Revenue Payout Level 110.00% 112.50%
Network Weighting 25% Combined Payout Level 85.00% 96.25%
Org Unit Weighting 75% DSO Actual 44 days
DSO Performance Level 93.6%
CTO Weighting 50% DSO Modifier 5.0%
Revenue Weighting 50% Quality Modifier 100%
DSO Target 47 days IC Payout Calculation
Potential Payout $7,008
Payout after Quality Modifier $7,008
Payout After DSO Modifier $7,358
Discretionary Awards $1,000
IC Payout $8,358

Exhibit D: Adjusted EBITDA/CTO for Certain Employees
Adjusted EBITDA/CTO for the employees listed below excludes new start investments under immunity but includes EBITDA for any acquisitions.
1) All Executive Officers
2) VP, Financial Planning & Analysis
3) VP, CFO, Operating Groups
4) VP, HR for Operating Groups
5) VP, QA for Operating Groups
6) VP, Operations